As filed with the U.S. Securities and Exchange Commission on May 20, 2026

Registration No. 333-287670

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

AMENDMENT NO. 7

TO

FORM S-1

REGISTRATION STATEMENT UNDER
THE SECURITIES ACT OF 1933

Innovative Digital Investors Acquisition Corp.

(Exact name of registrant as specified in its charter)

Nevada	6770	93-3533944
(State or other jurisdiction of	(Primary Standard Industrial	(I.R.S. Employer
incorporation or organization)	Classification Code Number)	Identification Number)

104 S. Walnut Street, Unit 1A
Itasca, Illinois 60143
Tel: (872) – 216-1518

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Hassan S. Baqar
104 S. Walnut Street, Unit 1A,

Itasca, Illinois 60143
Tel: (872)-216-1518

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

Mitchell S. Nussbaum Terry Bokosha Loeb & Loeb LLP 345 Park Avenue New York, New York 10154 Tel: (212) 407-4000	Brad L. Shiffman Blank Rome LLP 1271 Avenue of the Americas New York, New York 10020 Tel: (212) 885-5000

Approximate date of commencement of proposed sale to the public: As soon as practicable after the effective date of this registration statement.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933 check the following box. ☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer ☐	Accelerated filer ☐	Non-accelerated filer ☒	Smaller reporting company ☒

Emerging growth company ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, as amended, or until the Registration Statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

Explanatory Note

This Amendment No. 7 to the Registrant’s Registration Statement on Form S-1 (Commission File No. 333-287670) is being filed solely for the purpose of filing a revised version of Exhibit 5.2 thereto, and no changes or additions are being made hereby to the prospectus that forms a part of the Registration Statement. Accordingly, the prospectus is being omitted from this filing.

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 13. Other Expenses of Issuance and Distribution.

The estimated expenses payable by us in connection with the offering described in this registration statement (other than the underwriting discount and commissions) will be as follows:

SEC expenses	31,763

FINRA expenses	35,000

Accounting fees and expenses	75,000

Printing and engraving expenses	30,000

Legal fees and expenses	200,000

Transfer Agent Fee	9,000

NASDAQ listing and filing fees	80,000

Director & Officers liability insurance premiums	180,000

Underwriter expenses	125,000

Miscellaneous	28,450

Total	$794,213

Item 14. Indemnification of Directors and Officers.

Section 78.7502(1) of the Nevada Revised Statutes, or “NRS,” allows us to indemnify any person made or threatened to be made a party to any action (except an action by or in our right, which is known as a “derivative action”), by reason of the fact that he or she is or was a director, officer, employee or agent of the company, or is or was serving at our request as a director, officer, employee or agent of another corporation, against expenses including attorneys’ fees, judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with the action, suit or proceeding if he or she either (i) acted in a good faith manner which he reasonably believed to be in or not opposed to our best interests, and, with respect to any criminal action or proceeding, had no reasonable cause to believe that his conduct was unlawful, or (ii) is protected under the Nevada law that provides that directors and officers are not liable for any damages for any act or failure to act in the capacity of a director or officer other than in circumstances where both (a) the presumption that the director or officer acted in good faith, on an informed basis and with a view to the interests of the corporation has been rebutted, and (b) the act or failure to act of the director or officer is proven to have been a breach of his or her fiduciary duties as a director or officer and such breach is proven to have involved intentional misconduct, fraud or a knowing violation of law. Under NRS 78.7502(2), a similar standard of care applies to derivative actions, with the exception of the standard applying to criminal actions. Under NRS 78.7502, decisions as to whether the payment of discretionary indemnification is proper are to be made by a majority vote of our stockholders, a quorum consisting of disinterested directors, by written opinion of independent legal counsel if such quorum of disinterested directors either cannot be obtained or can be obtained but requests such written opinion . NRS 78.751 requires us to indemnify directors, officers, employees and agents against expenses, including, without limitation, attorneys’ fees, actually and reasonably incurred by such person in defending an action to the extent they are successful on the merits. We may also pay expenses as they are incurred and in advance of a final disposition of the action if we receive an undertaking by such director or officer re repay the amount if it is determined by a court that such person was not entitled to be indemnified.

Our amended and restated articles of incorporation authorize us to indemnify and to advance expenses to each current, former or prospective director, officer, employee or agent of the Corporation to the fullest extent permitted by Sections 78.7502 and 78.751 of the NRS, or any successor provision of Nevada law allowing greater indemnification or advancement of expenses.

Our bylaws, which we intend to adopt immediately prior to the closing of this offering, will provide, among other things, that, to the fullest extent permitted by applicable law, as the same exists or may hereafter be amended, we shall indemnify and hold harmless any person who was or is a party or is threatened to be made a party to or is otherwise involved in any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative, or investigative by reason of the fact that he is or was a director or officer of our company, or is or was serving at our request as a director, officer, employee or agent of another corporation or of a partnership, joint venture, trust, other enterprise or nonprofit entity, against all liability and loss suffered and expenses (including, without limitation, attorneys' fees, judgments, fines, ERISA excise taxes and penalties and amounts paid in settlement) reasonably incurred by him in connection with such proceeding.

We shall also pay the expenses (including, without limitation, attorneys' fees) incurred in defending or otherwise participating in any such proceeding in advance of its final disposition of any person who was or is made a party or is threatened to be made a party to or is otherwise involved in any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, by reason of the fact that he or she is or was a director or officer of our company or, while a director or officer of our company, is or was serving at our request as a director, officer, employee or agent of another corporation or of a partnership, joint venture, trust, other enterprise or nonprofit entity, to the fullest extent not prohibited by applicable law.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to our directors, officers, and controlling persons pursuant to the foregoing provisions, or otherwise, we have been advised that, in the opinion of the SEC, such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment of expenses incurred or paid by a director, officer or controlling person in a successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, we will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to the court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

To the extent that a director, officer, or employee or agent of our company has been successful on the merits or otherwise in defense of any action, suit or proceeding referred to above, or in defense of any claim, issue or matter therein, he shall be indemnified against expenses (including attorneys’ fees) actually and reasonably incurred by him in connection therewith.

The right to indemnification which will be conferred by our bylaws is a contract right that includes the right to be paid by us the expenses incurred in defending or otherwise participating in any proceeding referenced above in advance of its final disposition, provided, however, that if the NRS requires, an advancement of expenses incurred by our officer or director (solely in the capacity as an officer or director of our corporation) will be made only upon delivery to us of an undertaking, by or on behalf of such officer or director, to repay all amounts so advanced if it is ultimately determined that such person is not entitled to be indemnified for such expenses under our amended and restated articles of incorporation, bylaws or otherwise.

The rights to indemnification and advancement of expenses will not be deemed exclusive of any other rights which any person covered by our amended and restated articles of incorporation and bylaws may have or hereafter acquire under law, our amended and restated articles of incorporation, our bylaws, an agreement, vote of stockholders or disinterested directors, or otherwise.

Any repeal or amendment of provisions of our amended and restated articles of incorporation or bylaws affecting indemnification rights, whether by our stockholders or by changes in law, or the adoption of any other provisions inconsistent therewith, will (unless otherwise required by law) be prospective only, except to the extent such amendment or change in law permits us to provide broader indemnification rights on a retroactive basis, and will not in any way diminish or adversely affect any right or protection existing at the time of such repeal or amendment or adoption of such inconsistent provision with respect to any act or omission occurring prior to such repeal or amendment or adoption of such inconsistent provision. Our bylaws will also permit us, to the extent and in the manner authorized or permitted by law, to indemnify and to advance expenses to persons other that those specifically covered by our amended and restated articles of incorporation and bylaws.

Our bylaws also provide for a right of an indemnitee to bring a suit in the event a claim for indemnification or advancement of expenses is not paid in full by us within a specified period of time. In addition, our bylaws permit us to purchase and maintain insurance, at our expense, to protect us and/or any director, officer, employee or agent of our corporation or another corporation, partnership, joint venture, trust or other enterprise against any expense, liability or loss, whether or not we would have the power to indemnify such person against such expense, liability or loss under the NRS.

We will enter into indemnification agreements with each of our officers and directors a form of which is filed as an exhibit to this Registration Statement.

These agreements will require us to indemnify these individuals to the fullest extent permitted under Nevada law against liabilities that may arise by reason of their service to us, and to advance expenses incurred as a result of any proceeding against them as to which they could be indemnified.

Pursuant to the Underwriting Agreement to be filed as Exhibit 1.1 to this Registration Statement, we have agreed to indemnify the underwriter and the underwriter has agreed to indemnify us against certain civil liabilities that may be incurred in connection with this offering, including certain liabilities under the Securities Act.

Item 15. Recent Sales of Unregistered Securities.

On November 15, 2023, our sponsor paid $25,000 in exchange for 4,312,500 founder shares. On June 30, 2025, our sponsor paid $8,333.33 in exchange for 1,437,500 founder shares. On March 6, 2026, our sponsor paid $10,000 in exchange for 1,725,000 founder shares. The sponsor subsequently transferred an aggregate of 1,495,000 founder shares to members of the Company's management, board of directors, senior advisors and their affiliates. On May 18, 2026, our sponsor paid $4,492.75 in exchange for 775,000 founder shares, resulting in the sponsor holding 6,755,000 founder shares. Such securities were issued in connection with our organization pursuant to the exemption from registration contained in Section 4(a)(2) of the Securities Act. The number of founder shares outstanding was determined based on the expectation that the total size of this offering would be a maximum of 23,000,000 units if the underwriters’ over-allotment option is exercised in full and therefore that such founder shares would represent 26.67% of the outstanding shares after this offering (excluding the shares of common stock underlying the public warrants, the Underwriter Units, the Underwriter OTM Warrants, the private units, the Sponsor OTM Warrants and the units issuable upon conversion of any working capital loans). Up to 975,000 of these shares will be forfeited by the sponsor depending on the extent to which the underwriters’ over-allotment is exercised.

Our sponsor is an accredited investor for purposes of Rule 501 of Regulation D. Each of the equity holders in our sponsor is an accredited investor under Rule 501 of Regulation D. The sole business of our sponsor is to act as the company’s sponsor in connection with this offering. The limited liability company agreement of our sponsor provides that its membership interests may only be transferred to our officers or directors or other persons affiliated with our sponsor, or in connection with estate planning transfers.

Our sponsor (and/or its designees) has committed, pursuant to a written agreement, to purchase 1,000,000 Sponsor OTM Warrants at $0.10 per warrant in a private placement occurring simultaneously with the closing of this offering. In addition, our sponsor (and/or its designees) has committed, pursuant to a written agreement, to purchase an aggregate of 425,000 private units, each unit consisting of one share of common stock and three-quarters of one warrant. These purchases will take place on a private placement basis simultaneously with the closing of our initial public offering. This issuance will be made pursuant to the exemption from registration contained in Section 4(a)(2) of the Securities Act.

No underwriting discounts or commissions were paid with respect to such sales.

Item 16. Exhibits and Financial Statement Schedules.

(a) The following exhibits are filed as part of this Registration Statement:

Exhibit No.	Description
1.1*	Form of Underwriting Agreement.
3.1*	Articles of Incorporation.
3.2*	Certificate of Amendment to Articles of Incorporation.
3.3*	Articles of Amendment (Name Change)
3.4*	Amended and Restated Articles of Incorporation.
3.5*	Bylaws.
4.1*	Specimen Unit Certificate.
4.2*	Specimen Common Stock Certificate.
4.3*	Specimen Warrant Certificate.
4.4*	Form of Public Warrant Agreement between Continental Stock Transfer & Trust Company and Registrant.
4.5*	Form of Private Warrant Agreement between Continental Stock Transfer & Trust Company and Registrant.
5.1*	Opinion of Loeb & Loeb LLP.
5.2	Opinion of Holland & Hart LLP.
10.1*	Form of Letter Agreement among the Registrant, Innovative Digital LLC and each of the executive officers and directors of the Registrant.
10.2*	Form of Investment Management Trust Agreement between Continental Stock Transfer & Trust Company and the Registrant.
10.3*	Form of Registration Rights Agreement among the Registrant, Innovative Digital LLC, ThinkEquity LLC and the Holders signatory thereto.
10.4*	Form of Sponsor OTM Warrants Purchase Agreement between the Registrant and Innovative Digital LLC.
10.5*	Form of Private Placement Units Purchase Agreement between the Registrant and Innovative Digital LLC.
10.6*	Form of Indemnity Agreement.
10.7*	Promissory Note issued FG Merger III Corp.
10.8*	Securities Subscription Agreement between the Registrant and Innovative Digital LLC.
10.9*	Form of Administrative Services Agreement between the Registrant and Innovative Digital LLC.
14*	Form of Code of Business Conduct and Ethics.
23.1*	Consent of Fruci & Associates II, PLLC.
23.2*	Consent of Loeb & Loeb LLP (included on Exhibit 5.1).
23.3	Consent of Holland & Hart LLP (included in Exhibit 5.2).
24*	Power of Attorney (included on the signature page to Amendment No. 4 to this Registration Statement).
99.1*	Form of Audit Committee Charter.
99.2*	Form of Compensation Committee Charter.
99.3*	Form of Nominating & Corporate Governance Committee Charter.
107*	Calculation Fee Table

* Previously filed.

(b) Financial Statements. See page F-1 for an index to the financial statements and schedules included in the registration statement.

Item 17. Undertakings.

(a)	The undersigned registrant hereby undertakes to provide to the underwriters at the closing specified in the underwriting agreements, certificates in such denominations and registered in such names as required by the underwriters to permit prompt delivery to each purchaser.

(b)	Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

(c)	The undersigned registrant hereby undertakes that:

(1)	For purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

(2)	For the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Itasca, State of Illinois, on May 20, 2026.

Innovative Digital Investors Acquisition Corp.

By:	/s/ Jonathan Bates
Name:	Jonathan Bates
Title:	Chief Executive Officer

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Name	Position	Date

/s/ Jonathan Bates	Chairman and Chief Executive Officer	May 20, 2026
Jonathan Bates	(Principal Executive Officer)

/s/ Hassan S. Baqar	Chief Financial Officer	May 20, 2026
Hassan S. Baqar	(Principal Financial and Accounting Officer)

/s/ Scott D. Wollney	Director	May 20, 2026
Scott D. Wollney

/s/ Andrew B. McIntyre	Director	May 20, 2026
Andrew B. McIntyre

/s/ Richard E. Govignon	Director	May 20, 2026
Richard E. Govignon